NEWS                                                           Enteractive, Inc.
                                                            110 West 40th Street
                                                              New York, NY 10018
                                                                    212-221-6559
                                                               Fax: 212-730-6045

FOR IMMEDIATE RELEASE

CONTACT:
Carl Hymans                                                Ken Gruber
G.S. Schwartz & Co.                                        Vice President & CFO
212-725-4500                                               212-221-6559 Ext. 15
                                                           212-730-6045 Fax

ENTERACTIVE, INC. ANNOUNCES RESTRUCTURING

NEW YORK, (July 16, 1996) - Enteractive, Inc. (NASDAQ Small Cap Symbols: ENTR and ENTRW) announces a reorganization to focus its development on entertainment and recreational products and to lower its fixed costs. The restructuring included a reduction of its Washington DC-based development staff and changes in senior management.

In connection with the reorganization, the company, John Ramo, president and chief operating officer and Jolie Barbiere, a vice president, have mutually agreed to the terms of a separation agreement under which, and subject to the execution of definitive documents: Mr. Ramo will resign his position and will receive a lump sum payment representing the remaining balance under his employment agreement; both Mr. Ramo and Ms. Barbiere will resign as members of the company's board of directors; Ms. Barbiere's employment agreement, which expires July 16, 1996, will not be renewed and she will receive a lump sum severance payment. In addition, a substantial portion of the remaining 1997 and 1998 payments ($220,800 each year), in respect of company stock purchased from Mr. Ramo and Ms. Barbiere, under the previously announced Stock Purchase Agreement, will be accelerated and paid in 1996 and 1997, respectively.

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ENTERACTIVE-2

"These changes and the reduction in our fixed costs strengthen Enteractive and improve the company's ability to focus on entertainment and recreational products. We will continue to aggressively market the PICTURE PERFECT GOLF series, RICHIE SAMBORA:INTERACTIVE GUITAR; and SACRED MIRROR OF KOFUN, an interactive adventure game, and to expand our presence on the Internet and on-line services," said Andrew Gyenes, chairman and chief executive officer.

Jon Singer vice president, director of development and Michael Alford vice president, executive producer, will manage Enteractive's Washington DC-based development center, and will report to Mr. Gyenes. Also reporting to Mr. Gyenes will be Gary Skiba, co-founder and former chairman of Lyriq International, who will be chief technology officer for the company.

"The benefits of this restructuring will be to increase product development flexibility while maintaining the high quality standards our customers have come to expect," said Mr. Gyenes.

Enteractive, Inc. (NASDAQ: ENTR, ENTRW), established in December 1993, publishes engaging multimedia titles that entertain and enlighten family members of all ages. In addition to initiating a publishing program under its own name in 1995, the award-winning multimedia company has participated in several strategic alliances for the development of and/or distribution of its products, including relationships with Apple Computer, Inc., Hearst News Media, Simon & Schuster Interactive, The Princeton Review and Philips Interactive Media. For information about Enteractive or its multimedia titles, phone: 212/221-6559; fax:
212/730-6045; or visit the Worldwide Web: http://www.enteractive.com.